Catalyst Funds

Amendment Number 1 to the Management Services Agreement

This Amendment Number 1, dated May 23, 2011 to the Management Services Agreement ("Agreement") dated February 16, 2011 between the Catalyst Funds, an Ohio Business Trust and Abbington Capital Group LLC (“ACG”), a Limited Liability Company duly organized under the laws of the State of Delaware, is adopted to provide the following:

Exhibit A of the Agreement is hereby amended to provide for the addition of the:

Catalyst Large Cap Value Fund*

Catalyst International Value Fund*

Catalyst/MAP Global Total Return Income Fund*

Catalyst/MAP Global Capital Appreciation Fund*

* No fees charged as long as Catalyst Capital Advisors LLC remains investment advisor to the Funds.

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

Catalyst Funds

_/s/ David F. Ganley_________

Name: David F. Ganley

Title:  Secretary

Abbington Capital Group LLC

_/s/ Jerry Szilagyi___________

Jerry Szilagyi, President